Exhibit (j)(2)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 84 to Registration Statement No. 002-93601 on Form N-1A of our reports dated September 22, 2008 relating to the financial statements and financial highlights of Fidelity Securities Fund, including Fidelity Blue Chip Growth Fund and Fidelity Series Small Cap Opportunities Fund (formally known as Fidelity Small Cap Opportunities Fund), appearing in the Annual Report on Form N-CSR of Fidelity Securities Fund for the year ended July 31, 2008 and to the reference to us under the heading "Independent Registered Public Accounting Firm" in the Statement of Additional Information, which is a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

May 13, 2009